Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of DWS Communications Fund (formerly Scudder Flag Investors Communications Fund, Inc.) on Form N-1A ("Registration Statement") of our report dated February 24, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of DWS Communications Fund (formerly Scudder Flag Investors Communications
Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006